                                  EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated July 29, 1994, on our audits of the financial statements of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank, as of June 30, 1994 and 1993, and for the years ended June 30, 1994, 1993 and 1992, which report is included in the Annual Report on Form 10-KSB of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank. We also consent to the reference made to us under the caption "Experts."


                         /S/ Crowe, Chizek and Company

Columbus, Ohio
September 30, 1994